Filed pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Citigroup Global Markets Inc 390 Greenwich Street, 4th Floor New York, NY 10013 Rate Structuring Americas Telephone: +1-212-723-6136 Facsimile: +1-212-723-8636

15 MONTH NON-PRINCIPAL PROTECTED ALUMINUM NOTE

Final Terms and Conditions	February 15, 2007

Issuer:	Citigroup Funding Inc.

Rating of Issuer’s Obligations:	Aa1/AA (Moody’s/S&P)

Aggregate Principal Amount:	USD 17,000,000

Trade Date:	February 15, 2007

Issue Date:	February 22, 2007

Maturity Date:	May 22, 2008

Final Valuation Date:	May 19, 2008

Issue Price:	USD 100.00%

Interest Rate:	4.45% per annum

Redemption at Maturity:	(	Aluminum (Final ))	times Principal Amount
Aluminum (Initial )

Where

Aluminum (Initial)= $2,614.00, which is the closing price in USD of the 15-month (MAY08) aluminum forward contract traded at the London Metal Exchange on the Trade Date, as quoted on Reuters page MAL/CLS1.

Aluminum (Final) is the settlement price in USD of cash aluminum traded at the London Metal Exchange on the Final Valuation Date as quoted on Reuters page SETTMAL01.

Interest Period:	Quarterly, starting on and including February 22, 2007, ending on and excluding May 22, 2008

Interest Payment Dates:	Quarterly, 30/360, unadjusted. Starting on and including May 22, 2007, and ending on and including May 22, 2008

Interest Payments:	Quarterly, 30/360, unadjusted

Exchange Listing:	Unlisted

Denominations:	Minimum denominations and minimum increments of US$1,000.00.

Business Days:	London and New York Modified Following Business Day Convention

Form:	SEC registered

Clearing and Settlement:	DTC

CUSIP (MTN Number):	1730T0BV0 (MTNDD079)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.